EXHIBIT 95
Mine Safety Disclosures

The operation of our ten mines and quarries in the United States is subject to regulation and inspection under the Federal Mine Safety and Health Act of 1977, or Safety Act. From time to time, inspection of our mines and quarries and their operation results in our receipt of citations or orders alleging violations of health or safety standards or other violations under the Safety Act. We are usually able to resolve the matters identified in the citations or orders with little or no assessments or penalties.
Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules promulgated by the Securities and Exchange Commission, or SEC, to implement that Section require that we disclose specified information about mine health and safety in our periodic reports filed with the SEC. The disclosure requirements set forth in Section 1503 and the SEC rules refer to, and are based on, the safety and health requirements applicable to mines under the Safety Act which is administered by the U.S. Labor Department's Mine Safety and Health Administration, or MSHA. Under the Safety Act, MSHA is required to inspect surface mines at least twice a year and underground mines at least four times a year to determine whether there is compliance with health and safety standards or with any citation, order or decision issued under the Safety Act and whether an imminent danger exists. MSHA also conducts spot inspections and inspections pursuant to miners' complaints.
If violations of safety or health standards are found, MSHA inspectors will issue citations to the mine operators. Among other activities under the Safety Act, MSHA also assesses and collects civil monetary penalties for violations of mine safety and health standards.
In addition, an independent adjudicative agency, the Federal Mine Safety and Health Review Commission, or FMSHRC, provides administrative trial and appellate review of legal disputes arising under the Safety Act. Most cases deal with civil penalties proposed by MSHA to be assessed against mine operators and address whether the alleged safety and health violations occurred, as well as the appropriateness of proposed penalties.
During the year ended December 31, 2015, we received 17 citations alleging health and safety violations that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard under the Safety Act, or S&S violations, and 76 citations alleging other health and safety violations. We have received proposed assessments from MSHA with respect to 84 of the 93 total citations. The total dollar value of proposed assessments from MSHA with respect to those citations was $22,253. We have resolved 67 of the proposed assessments through payments of penalties aggregating $19,670. There are no proposed assessments being contested and 17 proposed assessments otherwise remain outstanding. No assessments have yet been made by MSHA with respect to the other 9 citations. Set forth below is information with respect to the gypsum mines for which citations were received during the year ended December 31, 2015:

Location of Mines/Quarries	Number of Citations for S&S Violations	Number of Citations for Non S&S Violations	Total Proposed Assessments
Alabaster, Michigan	1	5	$860
Empire, Nevada	—	2	100
Fort Dodge, Iowa	—	2	200
Plaster City, California	—	3	300
Shoals, Indiana	3	4	1,187
Sigurd, Utah	2	4	1,250
Southard, Oklahoma	2	2	2,391
Sperry, Iowa	7	42	14,879
Spruce Pine, North Carolina	—	2	200
Sweetwater, Texas	2	10	886
Totals	17	76	$22,253
We did not receive any citations or orders for unwarrantable failure to comply with mandatory health and safety standards under the Safety Act, any orders under the Safety Act regarding withdrawal from a mine as a result of failure to abate in a timely manner a health and safety violation for which a citation was issued, any imminent danger orders under the Safety Act, any written notice from MSHA of a pattern of violations of mandatory health or safety standards that are of such a nature as could significantly and substantially contribute to the cause and effect of mine health and safety hazards under the Safety Act or any written notice from MSHA of the potential to have such a pattern during 2015. Also, there were no flagrant violations under the Safety Act and no mining-related fatalities during 2015, and no legal actions before the FMSHRC were instituted during 2015 or pending as of December 31, 2015.